Eighth Amendment to Automatic YRT Reinsurance Agreement

("Eighth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment to the Agreement and the amendment increasing Ceding Company retention as of [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.[*]

2.[*]

3.[*]

4.With respect to Article 9.2 relating to Claim Settlement Process, the second paragraph of Article

9.2 is hereby revised and replaced to read: "The Ceding Company's contractual liability for policies reinsured under this Agreement is binding on the Reinsurer, provided that the claim was paid in good faith and the Ceding Company's standard practices were followed in the adjudication of the claim and the policy meets the eligibility requirements outlined in this Agreement for reinsurance coverage."

5.With respect to Article 9.3 relating to Amount and Payment of Reinsurance Benefits, the fifth paragraph of Article 9.3 is hereby revised and replaced to read: "In any event, the ultimate authority to pay or deny a claim will rest solely with the Ceding Company."

6.With respect to Article 12 related to Recapture, for the sake of clarity, the increased retention limits used as a basis to reduce the amount of reinsurance in force may be the result of an increase in the

Ceding Company's Per Life Retention, an increase to the [*] quota share retention rate outlined in Exhibit A, or both.

7.[*]

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Eighth Amendment is effective immediately upon execution by both of the undersigned parties. This Eighth Amendment is made in duplicate and executed below by authorized officers of both parties.

B-1

RiverSource Life Insurance Co. of New York	[*]

[*]

B-2

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1